Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	July 28, 2010
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RECORD SALES, UP 16%,

FOR THE SECOND QUARTER AND SIX MONTHS

ENDED JUNE 30, 2010

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced record revenues of $74.9 million for the quarter ended June 30, 2010, an increase of 16% over revenues of $64.8 million for the quarter ended June 30, 2009.  Revenues for the six-month period ended June 30, 2010 were a record $142.4 million, compared with $123.2 million for the corresponding period in 2009, a gain of 16%.

Net income for the quarter ended June 30, 2010 was $5.7 million, or $0.20 per share, compared to $5.8 million, or $0.21 per share, for the comparable quarter of 2009.  Net income for the quarter ended June 30, 2010 was net of $697,000 (after-tax) of one-time expenses related to Merit’s proposed acquisition of BioSphere Medical, Inc. (“BioSphere”).

Net income for the six-month period ended June 30, 2010 was $10.2 million, or $0.36 per share, compared to $11.4 million, or $0.40 per share, for the corresponding period of 2009.   This decrease can be attributed primarily to the costs of hiring additional sales and marketing people, the proposed BioSphere acquisition, research and development of the Endotek product line and a legal settlement.

In the second quarter of 2010, compared to the second quarter of 2009, catheter sales increased 30%; stand-alone device sales rose 17%; inflation devices sales grew 15%; Endotek sales increased 10%; and custom kit and tray sales rose 8%.

For the six-month period ended June 30, 2010, compared to the six months ended June 30, 2009, catheter sales grew 26%; stand-alone device sales rose 18%; custom kit and tray sales grew 10%; and inflation device sales increased 7%.

Gross margins for the second quarter of 2010 were 43.3% of sales, compared to 43.4% of sales for the second quarter of 2009.  Gross margins for the second quarter of 2010 improved 110 basis points sequentially compared to gross margins of 42.2% of sales for the first quarter of 2010, primarily due to a shift from negative to positive production variances in recent months.  Gross margins for the six-month period ended June 30, 2010 were 42.8% of sales, compared to 43.0% of sales for the corresponding period of 2009.

Selling, general and administrative expenses for the second quarter of 2010 were 26.6% of sales, compared to 25.1% of sales for the second quarter of 2009.  This increase can be attributed primarily to $1.1 million (pre-tax) of costs related to the proposed BioSphere acquisition.  For the six-month period ended June 30, 2010, selling, general and administrative expenses were 27.4% of sales, compared with 25.3% of sales for the first six months of 2009.  This increase can be attributed primarily to the costs of hiring additional sales and marketing people, the proposed BioSphere acquisition and a legal settlement.

Research and development costs during the second quarter of 2010 were 5.0% of sales, compared to 4.5% of sales for the second quarter of 2009.  Research and development costs were 4.8% of sales for the first six months of 2010, compared to 4.0% of sales for the same period of 2009.  The increase in research and development costs for both periods can be attributed primarily to development of the Endotek product line.

“We are extremely pleased with the sales results for the second quarter of 2010,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe, based on the quarter and particularly our June results, that operating leverage opportunities will be available if our sales momentum continues.”

“Additionally, we have received the CE mark on our ASAP™ thrombus removal catheter and have received favorable responses from physicians in Europe.  A first quarter 2011 launch, subject to FDA approval, is anticipated,” Lampropoulos continued.  “A number of new products, such as the Finale™ radial compression device, the Impress® hydrophilic catheter, and the Tram™ integral transducer and manifold, were all successfully launched.  We are also very pleased with the Laureate™ hydrophilic guide wire which is being accepted well and gaining strength against the current market leader.”

Merit’s effective tax rate for the second quarter of 2010 was 35.3%, compared with 35.0% for the second quarter of 2009.  For the six-month period ended June 30, 2010, Merit’s effective tax rate was 32.6%, compared to 33.3% for the same period of 2009.  The lower tax rate for the six months ended June 30, 2010 was due primarily to higher profits from Merit’s Irish operations, which are taxed at a lower rate in Ireland than our U.S. operations.

Management anticipates that the proposed BioSphere acquisition will close in the third quarter of 2010.

CONFERENCE CALL

Merit invites all interested parties to participate in its conference call today, July 28th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 877-941-0844, and the international number is 480-629-9645.  A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

SALES	$74,948	$64,837	$142,380	$123,208

COST OF SALES	42,490	36,694	81,487	70,257

GROSS PROFIT	32,458	28,143	60,893	52,951

OPERATING EXPENSES
Selling, general and administrative	19,939	16,287	38,971	31,116
Research and development	3,742	2,893	6,799	4,972
Total	23,681	19,180	45,770	36,088

INCOME FROM OPERATIONS	8,777	8,963	15,123	16,863

OTHER INCOME (EXPENSE)
Interest income	12	28	20	150
Other income (expense)	50	(6)	26	46
Total other income - net	62	22	46	196

INCOME BEFORE INCOME TAX EXPENSE	8,839	8,985	15,169	17,059

INCOME TAX EXPENSE	3,124	3,144	4,946	5,681

NET INCOME	$5,715	$5,841	$10,223	$11,378

EARNINGS PER SHARE-
Basic	$0.20	$0.21	$0.36	$0.41

Diluted	$0.20	$0.21	$0.36	$0.40

AVERAGE COMMON SHARES-
Basic	28,194	27,924	28,184	27,990

Diluted	28,729	28,427	28,740	28,487

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and six-month periods ended June 30, 2009 and 2010.  Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  Merit has reported non-GAAP adjustments for acquisition costs and a legal settlement net of tax (a 38% income tax rate was used for 2010 and 2009).

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Non-GAAP ADJUSTMENTS
GAAP net income	$5,715		$5,841		$10,223		$11,378

Acquisition costs	697	(a)	48	(b)	710	(a)	215	(b)
Legal settlement					296

Non-GAAP net income	$6,412		$5,889		$11,229		$11,593

Non-GAAP net income per share
Basic	$0.23		$0.21		$0.40		$0.41
Diluted	$0.22		$0.21		$0.39		$0.41

Shares used to compute Non-GAAP net income per share:
Basic	28,194		27,924		28,184		27,990
Diluted	28,729		28,427		28,740		28,487

(a)    Acquisition costs related to the proposed acquisition of BioSphere

(b)   Acquisition costs related to Merit’s acquisitions of Biosearch, Alveolus, Inc., and Hatch businesses during the three and six-month periods ended June 20, 2009

BALANCE SHEET

(Unaudited in thousands)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$4,254	$6,133
Trade receivables, net	37,010	30,954
Employee receivables	145	145
Other receivables	447	827
Inventories	47,219	47,170
Prepaid expenses and other assets	3,047	1,801
Deferred income tax assets	3,289	3,289
Income tax refunds receivable	177	295
Total Current Assets	95,588	90,614

Property and equipment, net	118,072	114,646
Other intangibles, net	26,958	26,898
Goodwill	33,002	33,002
Other assets	6,592	6,353

Total Assets	$280,212	$271,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	13,456	13,352
Accrued expenses	14,309	12,196
Advances from employees	645	212
Line of credit		7,000
Income taxes payable	2,246	148
Total Current Liabilities	30,656	32,908

Deferred income tax liabilities	11,068	11,251
Liabilities related to unrecognized tax benefits	2,945	2,945
Deferred compensation payable	3,417	3,382
Deferred credits	1,817	1,874
Other long-term obligation	263	344
Total Liabilities	50,166	52,704

Stockholders’ Equity
Common stock	64,724	63,690
Retained earnings	165,427	155,204
Accumulated other comprehensive loss	(105)	(85)
Total stockholders’ equity	230,046	218,809

Total Liabilities and Stockholders’ Equity	$280,212	$271,513

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 2,040 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; and Copenhagen, Denmark.

This press release contains forward-looking statements regarding, among other things, statements regarding Merit’s proposed combination with BioSphere and estimates of Merit’s future operating and financial performance after giving effect to the proposed combination.  Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009.  Such risks and uncertainties include risks relating to Merit’s proposed acquisition of BioSphere (including, without limitation, the risk that the proposed transaction will not be consummated, the risk that, if the proposed transaction is consummated, the operations of the two companies will not be integrated successfully; and the risk that Merit may be unable to successfully develop, commercialize and market new products and technology which Merit intends to acquire through the proposed transaction); uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and the corresponding effect on Merit’s revenues, collections and supplier relations; potential termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims;

delays in obtaining regulatory approvals, or the failure to maintain such approvals; Merit’s inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009 and other materials filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

ADDITIONAL INFORMATION ABOUT THE PROPOSED BIOSPHERE ACQUISITION AND WHERE TO FIND IT.

In connection with Merit’s proposed acquisition of Biosphere, BioSphere filed preliminary proxy statements with the SEC on June 10, 2010 and July 16, 2010.  Merit believes BioSphere also intends to file a definitive proxy statement and form of proxy with the SEC and mail those to its stockholders.  BEFORE MAKING ANY VOTING DECISION, BIOSPHERE’S STOCKHOLDERS ARE ADVISED TO READ BIOSPHERE’S PRELIMINARY PROXY STATEMENTS AND, WHEN AVAILABLE, BIOSPHERE’S DEFINITIVE PROXY STATEMENT CAREFULLY SINCE THOSE MATERIALS CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION ABOUT BIOSPHERE, MERIT, MERIT’S PROPOSED ACQUISITION OF BIOSPHERE AND RELATED MATTERS. Investors and security holders may obtain a free copy of the preliminary proxy statements and the definitive proxy statement (when available) and other documents filed with the SEC by BioSphere or Merit through the web site maintained by the SEC at www.sec.gov.

Merit and BioSphere, their respective officers, directors and certain of their management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of BioSphere in favor of the acquisition.  Information about the officers and directors of Merit and their ownership of Merit securities is set forth in the proxy statement for Merit Medical’s 2010 Annual Meeting of Stockholders filed with the SEC on April 4, 2010.  Information about the officers and directors of BioSphere and their ownership of BioSphere securities is set forth in the preliminary proxy statements relating to the proposed merger filed with the SEC by BioSphere on June 10, 2010 and July 16, 2010.

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